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EXHIBIT A-4

                              COLUMBIA GAS SYSTEM
                        INTRASYSTEM MONEY POOL ADVANCES


                                                           As of _______________
                                                           _____________________


         FOR VALUE RECEIVED, the undersigned,
__________________________________, a __________________corporation, (the
"Company"), hereby unconditionally promises to pay on demand or in any event by _______________ to the order of Columbia Gas System Service Corporation ("Service"), in its capacity as Agent of the Columbia Gas System Intrasystem Money Pool (the "Money Pool") and for the benefit of the Money Pool depositors, at the Office of Service located at 20 Montchanin Road, Wilmington, Delaware 19807, in lawful money of the United States of America and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all Loans (that are posted on the schedule annexed hereto and made a part hereof) made by the Money Pool to the undersigned pursuant to the financing authorization approved by the Securities and Exchange Commission.

         The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rate per annum equal to the Money Pool's weighted average short-term investment rate. Should there be no Money Pool investments, the cost of money will be the prior month's Federal Funds rate as published in the Federal Reserve Statistical Release, Publication H.15 (519). Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount hereof. If applicable, a default rate equal to 2% per annum above the pre-default rate on the unpaid principal amount will be assessed if any interest or principal payment becomes past due.

         This Note shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware without regard to conflicts of laws principles, except as preempted by Federal law.

         IN WITNESS WHEREOF said ______________________________ pursuant to due authorization has caused this Note to be executed in its name and on its behalf by its duly authorized officers, all as of the aforementioned Note Execution Date first above written.

                                  __________________________
                                           Company


                                  By:__________________________
                                  Title:





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